Exhibit 99.1

BioDelivery Sciences Closes Transaction to Reacquire License to BELBUCA®

from Endo Pharmaceuticals

BDSI to Hold Investor Day to Discuss BELBUCA Plans on February 1 in NYC

RALEIGH, NC – January 9, 2017 - BioDelivery Sciences International, Inc. (NASDAQ: BDSI) announced the closing of its previously announced agreement with Endo Pharmaceuticals, Inc. (Endo) terminating Endo’s licensing of rights for BELBUCA® (buprenorphine) buccal film (CIII). This transaction follows a strategic decision announced by Endo in December regarding its U.S. branded pain business.

As a result of the closing, the worldwide rights to BELBUCA have now been transferred back to BDSI. The return of BELBUCA immediately adds additional topline revenue and is expected to be accretive by improving BDSI’s net income and earnings per share in 2017. The recent annual run-rate for BELBUCA gross sales exceeds $30 million based on the most recent publicly available monthly sales data.

BDSI plans to initially leverage its existing sales force and capitalize on commercial synergies with BUNAVAIL for a focused commercial approach targeting identified healthcare providers which BDSI believes creates the potential to incrementally grow BELBUCA sales without the requirement of significant resources. BDSI will also explore other options for longer-term growth for BELBUCA both within and outside of the U.S.

BDSI plans to provide additional details on its plans for BELBUCA at an investor event planned for February 1, 2017, in New York City. The event will be webcast.

About BioDelivery Sciences International

BioDelivery Sciences International, Inc. (NASDAQ: BDSI) is a specialty pharmaceutical company with a focus in the areas of pain management and addiction medicine. BDSI is utilizing its novel and proprietary BioErodible MucoAdhesive (BEMA®) technology and other drug delivery technologies to develop and commercialize, either on its own or in partnership with third parties, new applications of proven therapies aimed at addressing important unmet medical needs.

BDSI’s development strategy focuses on the utilization of the FDA’s 505(b)(2) approval process. This regulatory pathway creates the potential for more timely and efficient approval of new formulations of previously approved therapeutics.

BDSI’s area of focus is the development and commercialization of products in the areas of pain management and addiction. These are areas where BDSI believes its drug delivery technologies and products can best be applied to address critical unmet medical needs. BDSI’s marketed products and those in development address serious and debilitating conditions such as breakthrough cancer pain, chronic pain, painful diabetic neuropathy and opioid dependence. BDSI’s headquarters is in Raleigh, North Carolina.

For more information, please visit or follow us:

Internet:	www.bdsi.com
Facebook:	Facebook.com/BioDeliverySI
Twitter:	@BioDeliverySI

BUNAVAIL® (buprenorphine and naloxone) buccal film (CIII) is marketed in the U.S. by BioDelivery Sciences. BELBUCA® (buprenorphine) buccal film (CIII) is commercialized in the U.S. by Endo Pharmaceuticals through January 8, 2017, pursuant to the worldwide licensing and development agreement between BDSI and Endo. ONSOLIS® (fentanyl buccal soluble film) (CII) is licensed in the U.S. to Collegium Pharmaceutical pursuant to the U.S. licensing and development agreement between BDSI and Collegium. For full prescribing information and important safety information on BDSI products, including BOXED WARNINGS for ONSOLIS, please visit www.bdsi.com where the Company promptly posts press releases, SEC filings and other important information or contact the Company at (800) 469-0261. For full prescribing and safety information on BELBUCA, please visit www.belbuca.com.

Cautionary Note on Forward-Looking Statements

This press release and any statements of employees, representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results (including, without limitation, the results of the Company’s reacquisition of, and commercialization efforts for BELBUCA as described herein) may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future presentations or otherwise, except as required by applicable law.

BDSI®, BEMA®, ONSOLIS® and BUNAVAIL® are registered trademarks of BioDelivery Sciences International, Inc. The BioDelivery Sciences and BUNAVAIL logos are trademarks owned by BioDelivery Sciences International, Inc. BELBUCA® is a trademark currently owned by Endo Pharmaceuticals. All other trademarks and tradenames are owned by their respective owners.

© 2016 BioDelivery Sciences International, Inc. All rights reserved.

Contacts

Investors:

Matthew P. Duffy

Managing Director

LifeSci Advisors, LLC

212-915-0685

matthew@lifesciadvisors.com

Al Medwar

Senior Vice President, Corporate and Business Development

BioDelivery Sciences International, Inc.

919-582-9050

amedwar@bdsi.com

Media:

Susan Forman/Laura Radocaj

Dian Griesel Int’l.

212-825-3210

sforman@dgicomm.com

lradocaj@dgicomm.com